Exhibit 99.1

INNOVATIVE FOOD HOLDINGS, INC. ANNOUNCES ACQUISITION OF ASSETS OF GOLDEN ORGANICS, A DENVER-BASED SPECIALTY DISTRIBUTOR

BONITA SPRINGS, FL. (October 18, 2024) – Innovative Food Holdings, Inc. (OTCQB: IVFH) (“IVFH” or the “Company”), a national seller of gourmet specialty foods to professional chefs, is pleased to announce the entry into a material definitive agreement to acquire 100% of the assets of Golden Organics, LLC, based in Denver, CO (“Golden Organics”), for total consideration of $1.75 million, consisting of $1.4 million in cash and $350,000 in the form of a 5-year seller’s note bearing interest at a rate of 6%.

Golden Organics was founded by David Rickard in Golden, CO in 1994, as a specialty food distribution company focused on being the premier organic food distributor of predominantly dry-good specialty food products in the Rocky Mountain region of the United States. Over 85% of its products are certified organic, and many of its products also have Gluten Free, Kosher, Halal, and Non-GMO certifications. Its true roots go back to Mr. Rickard’s impressive family history in the food distribution space dating back to his grandfather’s founding of J. Rickard and Sons, in Manchester, U.K. in 1872.

Included in the purchase price is approximately $1.4 million in inventory and approximately $100,000 of PP&E. The business operates out of an approximately 22,000 square feet leased warehouse in the Denver area. The stated purchase price represents a multiple of 2024 expected unadjusted EBITDA in line with the Company’s previously stated target range of 3-5 times. Golden Organics has generated $6.8 million in trailing-twelve-month revenue, and has grown at a CAGR of 22% since 2018 without the benefit of a dedicated sales staff or direct marketing efforts. Further, it has generated positive unadjusted net income in every year over that same period.

Golden Organics brings a significant incremental customer base and sourcing capabilities to our organization. It has built a base of over 200 customers spanning across the United States, but primarily located in the greater Denver market. Its customers fall into three roughly equivalent buckets: restaurants, food manufacturers, and food retailers. No individual customer currently accounts for more than 8% of total sales. On the product side, Golden Organics brings more than 800 incremental organic items to IVFH’s assortment. This assortment is enabled by deep international sourcing experience and supplier relationships, allowing it to buy unique organic products in quantities that allow for meaningful cost advantages. For example, on the few overlapping organic products that IVFH already carries, Golden Organics’ cost of goods is approximately 40% cheaper. Golden Organics’ incremental customer base, sourcing capabilities, and large product assortment expansion all increase the long-term organic growth opportunities for IVFH to profitably capitalize on.

As IVFH integrates Golden Organics, bi-directional synergies should further improve the deal’s economics and will be a key focus post-closing. The Company expects to cross-list Golden Organics’ products on its other sales channels, including its drop ship business with large foodservice distributors, and its owned sales channels like Amazon. This strategy has been a key growth driver for IVFH’s Artisan Specialty Foods entity, acquired over a decade ago, leading to approximately half of its sales currently coming from the drop shipping of products. Golden Organics will also have the opportunity to cross-sell IVFH’s broader specialty products portfolio to its local base of customers. Lastly, the Company expects to implement synergies with key back office functions, implement a single ERP system, and integrate a single warehouse management system to drive further efficiencies and growth opportunities.

IVFH has brought on Taeshaud Jackson to serve as the new President of the Golden Organics business. Mr. Jackson is a Denver, CO native with extensive experience in food distribution, warehouse management, and business management. He has previously worked in various managerial roles for U.S. Foods, Americold, DHL, Kroger, and Wal-Mart. Mr. Jackson has already been working for IVFH for the past few months in anticipation of taking the helm at Golden Organics, building relationships with the existing employee, vendor, and customer bases. The IVFH board and management is extremely excited to work with such an experienced and energetic leader.

Chief Executive Officer of IVFH, Bill Bennett, stated, “We’re very enthusiastic about this acquisition, as it helps us launch new categories, enter new markets, and access new customers. This transaction is consistent with our previous commentary about our acquisition search criteria and exceeds our rate of return requirements before including the upside from synergies. We believe the financial terms of this transaction are attractive without factoring in any cost/revenue synergies or long-term strategic implications. That said, the core motivations behind this transaction are squarely rooted in the long-term strategic implications of building out the IVFH platform. By paying a fair price for a profitable and growing business, including the downside protection of receiving shelf-stable inventory equal in value to our cash outlay, all profit synergies achieved by this acquisition should provide material incremental shareholder value.”

Steptoe & Johnson PLLC acted as legal counsel to IVFH on the transaction. IVFH expects to incur transaction-related costs of approximately $75,000, most of which was incurred during the third and fourth quarters of 2024. Further details can be found in IVFH’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

About Innovative Food Holdings, Inc.

At IVFH, we help make meals special. We provide access to foods that are hard to find, have a compelling story, or are on the forefront of food trends. Our gourmet foods marketplace connects the world’s best artisan food makers with top professional chefs nationwide. We curate the assortment, experience, and tech enabled tools that help our professional chefs create unforgettable experiences for their guests. Additional information is available at www.ivfh.com.

Forward-Looking Statements

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the “Company”) that are based on the current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “should,” “could,” “will,” “anticipate,” “believe,” “intend,” “plan,” “might,” “potentially” “targeting” or “expect.” Additional factors that could also cause actual results to differ materially relate to international crises, environmental and economic issues and other risk factors described in the Company’s public filings. The Company does not intend to update these forward-looking statements. The content of the websites referenced above are not incorporated herein.

Investor and Media Contact:

Gary Schubert

Chief Financial Officer

Innovative Food Holdings, Inc.

investorrelations@ivfh.com